UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2016

First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Philadelphia Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2016, the Compensation & Human Resources Committee (the “Committee”) of the Board of Directors of First Commonwealth Financial Corporation (the “Company”) approved an Annual Incentive Plan for 2016 (“AIP”) and a Long-Term Incentive Plan for 2016 through 2018 and awards under the AIP and LTIP to the Company’s named executive officers (“NEOs”). The awards under the AIP and LTIP are subject to the Company’s Amended and Restated Incentive Compensation Plan (the “Plan”).

Annual Incentive Plan

Under the AIP, each NEO has the opportunity to receive cash and restricted shares of common stock having a value equal to a percentage of his or her base salary subject to the attainment of corporate performance goals and, in the case of risk management executives, an individual performance component, for the 2016 fiscal year.

The performance goals under the AIP and their weightings are as follows:

Measure	CEO & Other Participant Weightings	Risk Management Participant Weightings[1]
Return on Average Assets	25%	15%
EPS	50%	40%
Efficiency Ratio	25%	15%
Individual performance component	N/A	30%
________________
1 Risk Management participants includes the Chief Credit Officer, Chief Risk Officer and Chief Audit Executive.

The AIP establishes “threshold,” “target” and “superior” levels of performance for each goal and a target award opportunity that is expressed as a percentage of the participant’s base salary. Performance at the threshold level would result in a payout equal to 25% of the target award; performance at the target level would result in a payout equal to 100% of the target award; and performance at the superior level would result in a payout equal to 150% of the target award. Payout percentages are interpolated if actual corporate performance for a goal falls between threshold and target or between target and superior levels. In addition, the Committee has the discretion to increase or decrease an executive’s incentive payment by up to 25 percentage points, not to exceed the maximum payout of 150% of target.

The following table sets forth the estimated target award for each named executive officer under the AIP:

Officer	Target Award
T. Michael Price	$222,500
James R. Reske	$124,950
Jane Grebenc	$127,750
I. Robert Emmerich	$70,250
Norman J. Montgomery	$67,000

Awards under the AIP will be paid in cash up to the target award amount and shares of restricted stock for any portion of the award in excess of the target award amount. The shares of restricted stock would vest on December 31, 2017, subject to accelerated vesting under certain circumstances.

Long-Term Incentive Plan

Under the LTIP, each participating executive is awarded performance stock units with vesting based on the attainment of corporate performance goals during a three-year performance period beginning January 1, 2016 and ending December 31, 2018. Upon vesting, each performance stock unit will be exchanged for one share of the Company’s common stock. The LTIP awards are subject to three performance goals: (1) cumulative EPS for 2016 through 2018 (“Cumulative EPS”), (2) total return to shareholders compared to peers (“Relative TRS”); and (3) annual EPS for 2016 through 2018 (or alternatively average EPS for 2016 through 2018) compared to EPS for the 2015 fiscal year (“Annual EPS”). The weighting for each performance goal follows:

Goal	Weighting
Cumulative EPS	35%
Relative TRS	35%
Annual EPS	30%
Total:	100%

The target share awards for each NEO under the LTIP follows:

Officer	Target Share Award
T. Michael Price	35,000
James R. Reske	14,000
Jane Grebenc	14,000
I. Robert Emmerich	8,000
Norman J. Montgomery	8,000

For the Cumulative EPS and Relative TRS performance goals, the LTIP establishes “threshold,” “target” and “superior” levels of performance for each goal. Performance at the threshold level would result in a payout equal to 40% of the target share award; performance at the target level would result in a payout equal to 100% of the target share award; and performance at the superior level would result in a payout equal to 200% of the target share award. Awards are interpolated if actual corporate performance for a goal falls between threshold and target or between target and superior levels.

For the Annual EPS performance goal, each NEO will earn one-tenth of his or her target share award for each year of the performance period in which the Company’s EPS equals or exceeds the Company’s EPS for 2015. Alternatively, each NEO will earn three-tenths of his or her target share award if the average of the Company’s EPS for the performance period equals or exceeds the Company’s EPS for 2015.

Unless otherwise determined by the Committee, all awards under the LTIP are forfeited if a NEO separates from service (as defined in the Plan) prior to December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2016
FIRST COMMONWEALTH FINANCIAL CORPORATION

By:    /s/ James R. Reske
Name: James R. Reske
Title: Executive Vice President, Chief Financial Officer and Treasurer